EXHIBIT 99.1



Media Contact:                                      Investor Contact:
Christopher Reardon                                 Linda S. Lennox
Manager, Corporate Communications                   Director, Investor Relations
Tel: (908) 719-4224                                 Tel: (908) 719-4222
E-mail: creardon@nui.com                            E-mail: llennox@nui.com

For Immediate Release

          NUI CORP. BOARD OF DIRECTORS APPOINTS GAS INDUSTRY VETERAN TO
                           OVERSEE SALE OF THE COMPANY


       Craig Matthews played leading role in successful completion of two major utility mergers and acquisitions


Bedminster, NJ - January 28, 2004 - The Board of Directors of NUI Corporation (NYSE: NUI) today announced that it has appointed Craig G. Matthews as the company's President and Chief Executive Officer and to the Board of Directors. Matthews will be responsible for overseeing the sale process of the company, including negotiating a definitive agreement with a final party and securing shareholder and multi-state regulatory approvals. The Board also announced that it has appointed Steven D. Overly as the company's Vice President, General Counsel and Secretary.

"Craig Matthews played a key role in two major mergers and acquisitions while at KeySpan Energy," stated John Kean, NUI Chairman of the Board. "He brings tremendous insight and experience in negotiating and completing merger and acquisition transactions. Craig's hiring further supports our goal of reaching a definitive agreement to sell NUI by the end of the first quarter of calendar 2004 or early in the second quarter, and he will continue the work that is already underway toward that objective."

"I am excited about the opportunity to oversee the sale of NUI Corporation and achieve the objective that the company's Board of Directors determined was in the best interest of shareholders and other constituencies," stated Matthews. "NUI has made significant progress in achieving its goals of selling off non-core operations and its remaining businesses have generated a great deal of interest by potential buyers. I look forward to working with the company's employees, the various regulatory commissions and the prospective purchaser toward a swift and successful completion of the sale process."

Matthews comes to NUI following a distinguished 36-year career in the utility industry. He was Executive Vice President and Chief Financial Officer when KeySpan merged with the Long Island Lighting Company to form KeySpan Energy in 1998. He was Vice Chairman and Chief Operating Officer when the company purchased Eastern Enterprises in 2000, a union that included Eastern Enterprises' ongoing merger with Energy North.

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Matthews also will oversee NUI's continued exit from its non-regulated business activities and ongoing discussions with the New Jersey Board of Public Utilities (NJBPU) on a settlement of the focused audit the NJBPU ordered of NUI, NUI Utilities and Elizabethtown Gas Company. The existing management team of NUI Utilities remains unchanged and will continue to administer the company's regulated operations on a day-to-day basis.

Like Matthews, Overly comes to NUI with a strong background in mergers and acquisitions. He played an instrumental role in four acquisitions as a Senior Vice President at Cirrus Logic, Inc., and was strategically involved in mergers and acquisitions while President and Chief Executive Officer of International Wireless Communications Holdings Corp. and Vice President and General Counsel at Lockheed Martin Telecommunications.

Matthews replaces A. Mark Abramovic, who will be retiring. Abramovic, who was appointed President of NUI after John Kean, Jr. stepped down in September 2003, oversaw the initiation of the sale process. Overly replaces James R. Van Horn, NUI's Chief Administrative Officer, General Counsel and Secretary, who also played a key role in that process.

"On behalf of the NUI Board of Directors, I would like to thank Mark and Jim for their dedication to the company, and for stepping in to assist the Board during some very difficult times," said Kean. "We are grateful for the progress that they have made in initiating and moving forward the sale process, and we are confident that Craig Matthews can build on those efforts and will expeditiously complete the process. We wish Mark and Jim well in their future endeavors."

Matthews is a member of the Board of Directors of Amerada Hess Corp., where he serves as the designated financial expert on its Audit Committee, Covanta Energy Corp and Staten Island Bankcorp, and is a former director of The Houston Exploration Company. In addition, he serves on the boards of Polytechnic University, where he is Chairman of the Audit Committee, and the Brooklyn Philharmonic. He is a graduate of Rutgers University with a bachelor of science degree and Polytechnic University with a master of science degree. He is a resident of Basking Ridge, New Jersey.

Overly is a graduate of Georgetown University Law Center with a master of law degree, Stetson University College of Law with a juris doctorate, Pennsylvania State University with a master of public administration degree and Gettysburg College with a bachelor of arts degree. He is a resident of Austin, Texas.

NUI Corporation, based in Bedminster, NJ, is a diversified energy company that operates natural gas utilities, as well as businesses involved in natural gas storage and pipeline activities.

This press release contains forward-looking statements, including those related to the sale of NUI. These statements are based on management's current expectations and information currently available and are believed to be reasonable and are made in good faith. However, the forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in the statements. Factors that may make the actual results differ from anticipated results include, but are not limited to, the outcome and consequences of the focused audit being conducted by the New Jersey Board of Public Utilities ("NJPBU"), including without limitation the terms and conditions of any future settlement with the NJBPU; the outcome and consequences of the investigations of NUI Energy Brokers; the company's ability to control operating expenses; the volatility and

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level of natural gas prices; economic conditions; weather fluctuations; those factors set forth in the company's Form 10-K, Form 10-Q and its other filings with the Securities and Exchange Commission relating to forward-looking statements; and other uncertainties, all of which are difficult to predict and some of which are beyond the company's control. Furthermore, although the company's Board of Directors has announced its decision to pursue the sale of the company, there can be no assurance that the company will be able to identify a buyer for the company or if such a buyer is found, that the company will be able to negotiate a definitive agreement for the sale of the company or complete such sale. For these reasons, you should not rely on these forward-looking statements when making investment decisions. The words "expect," "believe," "project," "anticipate," "intend," "should," "could," "will," and variations of such words and similar expressions, are intended to identify forward-looking statements. The company does not undertake any obligation to update publicly any forward-looking statement, either as a result of new information, future events or otherwise.

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